EX-99.a.1.iv

CERTIFICATE OF AMENDMENT
TO
AGREEMENT AND DECLARATION OF TRUST
OF
DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

The undersigned Trustees of Delaware Group Global & International Funds, a Delaware statutory trust (the “Trust”), constituting a majority of the Board of Trustees of the Trust, do hereby certify that pursuant to the authority granted to the Trustees in Article VIII, Section 5 of the Agreement and Declaration of Trust of the Trust made as of December 17, 1998, as amended to date (the “Declaration of Trust”), the Declaration of Trust is hereby amended as follows:

FIRST. ARTICLE III of the Declaration of Trust is hereby amended by inserting a new Section 3 as follows, and renumbering the current Sections 3-7 of Article III:

Section 3. Transfer of Shares. Except as otherwise provided by the Board of Trustees, Shares shall be transferable on the books of the Trust only by the record holder thereof or by his, her or its duly authorized agent upon delivery to the Board of Trustees or the Trust’s transfer agent of a duly executed instrument of transfer, together with a Share certificate if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Board of Trustees. Upon such delivery, and subject to any further requirements specified by the Board of Trustees or contained in the By-Laws, the transfer shall be recorded on the books of the Trust. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Board of Trustees nor the Trust, nor any transfer agent or registrar or any officer, employee or agent of the Trust, shall be affected by any notice of a proposed transfer.

SECOND. ARTICLE VI, Section 2 of the Declaration of Trust is hereby amended by adding the following paragraph (e) at the end thereof:

The Shareholders shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares as the Trustees deem necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended (or any successor statute thereto), or to comply with the requirements of any other taxing authority.

THIRD. This Certificate of Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Trustees have duly executed this Certificate of Amendment as of the 21 day of May, 2015.

/s/ PATRICK P. COYNE	/s/ LUCINDA S. LANDRETH
Patrick P. Coyne, Trustee	Lucinda S. Landreth, Trustee

/s/ THOMAS L. BENNETT	/s/ FRANCES A. SEVILLA-SACASA
Thomas L. Bennett, Trustee	Frances A. Sevilla-Sacasa, Trustee

/s/ ANN D. BOROWIEC	/s/ THOMAS K. WHITFORD
Ann D. Borowiec, Trustee	Thomas K. Whitford, Trustee

/s/ JOSEPH W. CHOW	/s/ JANET L. YEOMANS
Joseph W. Chow, Trustee	Janet L. Yeomans, Trustee

/s/ JOHN A. FRY	/s/ J. RICHARD ZECHER
John A. Fry, Trustee	J. Richard Zecher, Trustee